                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934



                         SIGA PHARMACEUTICALS, INC
                        ---------------------------
                             (Name of Issuer)

                               COMMON STOCK
                       -----------------------------
                      (Title of Class of Securities)

                                 826917106
                              --------------
                              (CUSIP Number)

                             February 10, 1998
                        --------------------------
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)













----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




-----------------------                             ---------------------
CUSIP NO. 826917106                  13G            Page 2 of 5 Pages
-----------------------                             ---------------------

----------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       MedImmune, Inc.
       I.R.S. #52-1555759
----------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A
       GROUP                                           (a) [ ]
                                                       (b) [ ]
----------------------------------------------------------------------------
  3    SEC USE ONLY


----------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware
----------------------------------------------------------------------------
          NUMBER OF       5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY           335,530
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH
                        ---------------------------------------------------
                          6     SHARED VOTING POWER

                                -0-
                        ---------------------------------------------------
                          7     SOLE DISPOSITIVE POWER

                                335,530
                        ---------------------------------------------------
                          8     SHARED DISPOSITIVE
                                POWER
                                -0-
----------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       335,530
----------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


----------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


       5.3%
----------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       CO
----------------------------------------------------------------------------

Item 1(a) NAME OF ISSUER

          SIGA Pharmaceuticals, Inc.

Item 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE

          666 Third Avenue
          New York, New York 10017

Item 2(a) NAME OF PERSON FILING

          MedImmune, Inc.

Item 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE

          35 West Watkins Mill Road
          Gaithersburg, Maryland 20878

Item 2(c) CITIZENSHIP

          Delaware

Item 2(d) TITLE OF CLASS OF SECURITIES

          Common Stock

Item 2(e) CUSIP NUMBER

          826917106

Item 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                         (a) [ ]   Broker or Dealer registered under
                    Section 15 of the Act

                         (b) [ ]   Bank as defined in Section 3(a)(6) of
                    the Act

                         (c) [ ]   Insurance Company as defined in Section
                    3(a)(19) of the Act

                         (d) [ ]   Investment Company registered under
                    Section 8 of the Investment Company Act of 1940

                         (e) [ ]   An Investment Adviser in accordance with
                    Section 240.13d-1(b)(1)(ii)(E)

                         (f) [ ]   An employee benefit plan or endowment
                    fund in accordance with Section 240.13d-1(b)(1)(ii)(F)

                         (g) [ ]   A parent holding company or control
                    person in accordance with Section 240.13d-1(b)(ii)(G)

                         (h) [ ]   A savings association as defined in
                    Section 3(b) of the Federal Deposit Insurance Act

                         (i) [ ]   A church plan that is excluded from the
                    definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

                         (j) [ ]   Group, in accordance with Section
                    240.13d-1(b)(1)(ii)(J)

                    If this Statement is filed pursuant to Section 240.13d-1(c), check this box. [X]

Item 4    OWNERSHIP

          (see cover page)

Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON

          Not applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable

Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable

Item 9    NOTICE OF DISSOLUTION OF GROUP

          Not applicable

Item 10   CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 23, 1998


                                        MEDIMMUNE, INC.



                                        By: /s/DAVID LEBUHN
                                             Name:   DAVID LEBUHN
                                             Title:  TREASURER